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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter "Agreement") is entered into between ActiveTouch, Inc. (hereinafter "Employer") and SUBRAH S. IYAR (hereinafter "Employee"), effective August 14, 1998 ("Effective Date").

WHEREAS, Vanenburg Ventures B.V. ("VV") intends to exercise its Warrant to purchase Series B preferred stock of Employer;

WHEREAS, in consideration of the additional investment that VV will be making in Employer, VV desires that Employer's key employees enter into an employment agreement with Employer;

Now therefore, in consideration of the foregoing, the parties agree as follows:

1.   EMPLOYMENT, COMPLETE AGREEMENT AND MODIFICATION

Employer agrees to continue to employ Employee and Employee agrees to be employed by Employer on the terms and conditions set forth herein. This Agreement supersedes previous correspondence, promises, representations and agreements, if any, either written or oral, provided however that the Employee Proprietary Information and Inventions Agreement that Employee signed on March 12, 1998, remains in full force and effect to the extent that it does not conflict with the provisions of this Agreement. No provision of this Agreement may be modified except by a writing signed by both Employer and Employee.

2.   DUTIES AND COMPENSATION

Employee's title is Chairman and CEO. Employee shall perform any and all duties now and hereafter assigned by Employer for a salary as may be from time to time fixed by Employer. Employee agrees to abide by Employer's rules, regulations and practices, including those concerning work schedules, vacation and sick leave, as they may be from time to time adopted or modified. Employee's title shall only be changed by mutual agreement.

3.   SALARY MAY BE CHANGED

Employee's salary is $15,000 per month. Employer and Employee understand and agree that his salary may be adjusted from time to time consistent with local market practice and the needs of the business.

4.   TERM OF EMPLOYMENT

Employee agrees to work for Employer for a two (2) year term from the Effective Date of this Agreement, subject to the conditions set forth in section 5 of this Agreement.




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5.      TERMINATION OF EMPLOYMENT

(a) Employee's employment with Employer shall continue as long as it is mutually agreeable between Employer and Employee; provided, however, that if Employee is terminated by Employer prior to August 14, 2000, for reasons other than "Cause", Employee will be paid a separation package consisting of the base monthly salary, medical benefits and benefits under a 401K plan that he would have received for the balance of the term of this Agreement. The salary shall be paid on Employer's regularly scheduled paydays and shall be subject to regular payroll deductions. Employee shall not be entitled to any other separation benefits. As a condition of receiving the separation package set forth in this section 5(a), Employee shall be required to execute a release, in a form satisfactory to Employer, of any and all claims Employee may have against Employer, its officers, directors, employees or agents, arising out of or related to his employment with Employer.

(b) "Cause" includes but is not limited to failure to perform the job; failure to achieve performance levels for Employer consistent with Employer's goals, as determined by the Board of Directors; violation of Employer policy; insubordination; failure of Employee to devote his full time and energy to Employer's business; failure of Employee to protect Employer's proprietary and confidential information; or, other conduct which, in the judgment of the Board of Directors, in inconsistent with the performance of the job a satisfactory level of competence.

6.      OTHER COMPENSATION

Employee understands and agrees that any additional compensation to Employee shall rest in the Employer's sole discretion and that Employee shall not earn or accrue any right to additional compensation by virtue of his employment.

7.      EMPLOYEE BENEFITS PLAN

Employer may adopt or continue in force benefits plans for the benefit of employees. Employer may terminate any or all such plans at any time and choose not to adopt additional plans. Employee's rights under any benefit plans now in force or later adopted shall be governed solely by their terms.

8.      DUTY TO DEVOTE FULL TIME AND TO AVOID CONFLICT OF INTEREST

Employee agrees that during the period of employment, he shall devote full time efforts to his duties as an employee of Employer. During the period of employment, Employee agrees not to (i) solely or jointly with others undertake any business activity that competes with Employer's business, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of Employer.



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9.   INFORMATION DISCLOSED REMAINS PROPERTY OF EMPLOYER

All ideas, concepts, information, and written material disclosed to Employee by Employer, or acquired form a customer or prospective customer of Employer, are and shall remain the sole and exclusive property and proprietary information of Employer or such customers, and are disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Employer's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer's business.

10.  INVENTIONS BELONG TO EMPLOYER

(a) Any and all inventions, discoveries, improvements or creations (collectively, the "Invention Ideas") which Employee has conceived or made, or may conceive or make during the period of employment in any way, directly or indirectly, connected with Employer's business, shall be the sole and exclusive property of Employer. The term "Inventions Ideas" means any and all ideas, processes, trademarks, service makes, inventions, technology, computer programs, original works of authorship, designs, formulas, patents, discoveries, copyrights and all improvements, rights, and claims related to the foregoing that are conceived, developed or reduced to practice by Employee alone or with others, except to the extent California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. Employee agrees that all patentable and copyrightable works created by Employee or under Employer's direction, in connection with Employer's business are "works made for hire" and Employee hereby assigns all proprietary rights, including patent and copyright, in these works to Employer without further compensation.

(b) Employee further agrees to (i) disclose promptly to Employer all such Invention Ideas which Employee has made or may make solely, jointly or commonly with others, (ii) assign all such Invention Ideas to Employer, and (iii) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain patents, copyrights, or other proprietary rights in the United States and foreign countries, or in order to transfer to Employer all right, title and interest in said Invention Ideas.

(c) This Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code ("Section 2870"). Currently, Section 2870 applies to inventions for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely in Employee's own time, and (i) which does not relate, at the time of conception or reduction to practice of the invention, to the business of Employer, or to Employer's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for Employer. Notwithstanding this section 10(c), during the term of Employee's employment, Employee shall disclose in confidence to Employer any invention in order to permit Employer to make a determination as compliance by Employee with the terms and conditions of this Agreement. Employee


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        understands that he bears the full burden of proving to Employer that the invention qualifies fully under Section 2870.

11.     Confidentiality

(a) Definition. During the term of employment with Employer, Employee will have access to and become acquainted with the various trade secrets and other proprietary and confidential information owned by Employer and used by Employer in its business. "Trade secrets and other proprietary and confidential information" consist of, for example and not intending to be exclusive, (i) software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records, and specifications, and (ii) information concerning any matters relating to the business of Employer, any of its customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of the Employer and Employer's good will.

(b) No Disclosure. Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets and other proprietary and confidential information either during the term of this Agreement or at any time thereafter, except as required in the course of employment with Employer.

(c) No Engaging in Unfair Competition. By signing this Agreement, Employee acknowledges and agrees that the names, addresses and product specifications of Employer's customers constitute "trade secrets and other proprietary and confidential information" and that the sale or unauthorized use or disclosure of this or any other trade secrets and other proprietary and confidential information that Employee obtained during the course of this Agreement would constitute unfair competition with Employer. Employee promises not to engage in any unfair competition with Employee either during the terms of Employee's employment or at any time thereafter.

12.     RETURN OF MATERIAL

Employee agrees that, upon Employer's request or termination of employment, he shall turn over to Employer all documents, disks or other computer media, or other material in his possession or under his control, that (i) may contain or be derived from concepts, Invention Ideas, or trade secrets and other proprietary and confidential information as set forth in paragraphs 9, 10 and 11 above, or (ii) are connected with or derived from Employee's services to Employer.

13.     INDUCING EMPLOYEES TO LEAVE EMPLOYER; EMPLOYMENT OF EMPLOYEES

Any attempt on the part of Employee to induce others to leave Employer's employ, or any effort by Employee to interfere with Employer's relationship with its other employees, could be harmful and damaging to Employer. Employee agrees that during



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the term of employment and for a period of one year thereafter, Employee will not directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer's relationship with its employers; or (iii) solicit or entice away any Employee of Employer.

14.  NONSOLICITATION OF BUSINESS

For a period of one year from the date of termination of employment, Employee will not divert or attempt to divert from Employer any business Employer has enjoyed or solicited from its customers during the two (2) years prior to termination of his employment.

15.  REMEDIES -- INJUNCTION

In the event of a breach or threatened breach by Employee of the provisions of sections 8 through 14 of this Agreement, Employee agrees that Employer -- in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity -- shall be entitled to a permanent injunction to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Employee.

16.  SEVERABILITY

If any of the provisions of this Agreement is held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as if the invalid or unenforceable parts had not been included in this Agreement. If any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope or the restriction which is deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction. To the extent that any provision in this Agreement conflicts with one or more provisions of the Employee Proprietary Information and Inventions Agreement dated March 12, 1998, the latter shall prevail.

17.  GOVERNING LAW

This Agreement shall be construed and enforced according to the laws of the State of California. All legal actions arising under this Agreement shall be instituted in, and both Employer and Employee consent to jurisdiction in California.

18.  AGREEMENT READ, UNDERSTOOD AND FAIR

Employee has carefully read and considered all provisions of this Agreement and agrees that all restrictions set forth are fair and reasonably required for the protection of the interests of Employer.


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AGREED:

EMPLOYER:

ACTIVETOUCH, INC.

/s/ Klaas De Boer                              /s/ Min Zhu
----------------------------                   ------------------------------
By: Klaas De Boer                              Min Zhu
Title: Director                                President & CTO
Date: 14 Aug 1998                              8/14/98


EMPLOYEE:

/s/ Subrah S. Iyar
-----------------------------
By: Subrah S. Iyar
Date: Aug. 14, 1998



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